UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 18, 2018

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware ..	1-11596 ..	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 587-9898

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [  ]

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2018, the Perma-Fix Environmental Services Inc.’s (the “Company”) Board of Directors (the “Board”) unanimously elected Mr. Zach Wamp, age 60, to the Board to fill a vacancy on the Board. The Board also unanimously determined that, as of the date of his election, Mr. Wamp qualified as an “Independent Director” under applicable NASDAQ rules.

Mr. Wamp is currently the President of Zach Wamp Consulting, a position he has held since 2011. As the President and owner of Zach Wamp Consulting, he has served some of the most prominent companies from Silicon Valley to Wall Street as a business development consultant and advisor. Mr. Wamp served as a member of the U.S. House of Representatives from January 1995 to January 2011 from Tennessee’s 3rd district. His district included the Oak Ridge National Laboratory, with strong science and research missions from energy to homeland security. Among his many accomplishments which included various leadership roles in the advancement of education and science, Mr. Wamp was instrumental in the formation and success of the Tennessee Valley Technology Corridor, which created thousands of jobs for Tennesseans in the areas of high-tech research, development, and manufacturing. Mr. Wamp’s career in the political arena included serving on several prominent subcommittees during his 14 years on the House Appropriations Committee, including serving as a “ranking member” of the Subcommittee on Military Construction and Veterans Affairs and Related Agencies. Mr. Wamp has been a regular panelist on numerous media outlets and has been featured in a number of national publications effectively articulating sound social and economic policy. Mr. Wamp’s business career included work in the real estate sector for a number of years as a licensed industrial-commercial real estate broker where he was named Chattanooga’s Small Business Person of the Year. His is a founding partner in Learning Blade, the nation’s premiere STEM education platform which is now operating at some level in 28 states.

Pursuant to the Company’s 2003 Outside Directors Stock Plan (“Outside Directors Stock Plan”), upon election to the Board, Mr. Wamp will receive an option to purchase up to 6,000 shares of the Company’s common stock at an exercise price of $4.05 per share. The option will vest six months from date of grant and has a term of ten years. As a director, Mr. Wamp is entitled to receive a quarterly fee of $8,000, a fee of $1,000 for each board meeting he attends in person, and a $500 fee for each board meeting he attends via conference call. Under the Outside Directors Stock Plan, each outside director, including Mr. Wamp, shall receive at the director’s option, either 65% or 100% of his director’s fee in the Company’s common stock. If an outside director elects to receive 65% of his director’s fee in common stock, then he will receive (1) the number of shares of common stock determined by dividing 65% of his director’s fee by 75% of the fair market value of one share of the Company’s common stock and (2) 35% in cash or its equivalent. If the outside director elects to receive 100% of his fee in the Company’s common stock, he will receive the number of shares of common stock determined by dividing his director’s fee by 75% of the fair market value of one share of the Company’s common stock. For purposes of calculating the foregoing, the fair market value of one share of the Company’s common stock will be the closing price for one share of the Company’s common stock on the business day immediately preceding the date that the director’s fee is due.

As of the date of this report, Mr. Wamp has not been assigned to serve on a committee of the Board.

There are no transactions involving Mr. Wamp and the Company required to be reported under Item 404(a) of Regulation S-K.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 24, 2018

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Ben Naccarato
Ben Naccarato
Vice President and
Chief Financial Officer

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